UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2007

eOn Communications Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-26399	62-1482176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

185 Martinvale Lane San Jose, CA	30144
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 770-423-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 8.01. Other Events.

On October 22, 2007, the Company announced that it had executed a non-binding letter of intent with Cortelco Systems Holding Corporation (“Cortelco”) to merge Cortelco into eOn Communications Corporation. Cortelco is a privately held company that designs and sells telephones in the US and Latin America. Cortelco has annual revenues of approximately $18,000,000 and consistent profitability. Mitch Gilstrap, Chief Operating Officer of the Company stated, “We know Cortelco well as they provide operations, warehousing and some accounting services to the Company.” David Lee, the Company’s Chief Executive Officer is the controlling shareholder of Cortelco. The Board has appointed a special committee of independent directors to negotiate the transaction.

Mr. Gilstrap stated, “We have been investing in VIOP telephone sets and believe the combination of the companies can be very beneficial.” The letter of intent is non-binding on the parties, and several steps remain in order to acquire Cortelco, including the following:

•	Negotiating and signing a definitive binding Purchase agreement

•	Obtaining fairness opinions

•	Filing a detailed registration and proxy with the SEC; and

•	Obtaining shareholder approvals.

The Company anticipates that the transaction will close sometime in the Company’s second or third fiscal quarter, but there is no guarantee that it will close during this timeframe. The purchase would be a combined stock and cash transaction with a major portion of the cash contingent on Cortelco’s net income after the acquisition takes place. A copy of the letter of intent is attached as Exhibit 99.1 hereto and incorporated into this Form 8-K by reference.

Exhibits:

Exhibit Number	Description of Exhibit

99.1	Letter of intent executed by eOn Communications Corporation dated October 5, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2007

EON COMMUNICATIONS CORPORATION

By:	/s/ Stephen R. Bowling
Stephen R. Bowling
Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description of Exhibit

99.1	Letter of Intent executed by eOn Communications Corporation dated October 5, 2007